Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Nos. 333-195972, 333-2011174, 333-204012, 333-219563, and 333-237613) on Form S-8 of Magnite, Inc. of our report dated March 10, 2021, with respect to the consolidated balance sheets of SpotX, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations and other comprehensive income, stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements, which report appears in the Current Report on Form 8-K/A.

/s/ KPMG LLP
Denver, Colorado
July 14, 2021